SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 31 TO

                      REGISTRATION STATEMENT NUMBER 33-22503

                    American Express Stock Market Certificate

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
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               (Exact name of registrant as specified in charter)

                                    DELAWARE
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         (State or other jurisdiction of incorporation or organization)

                                      6725
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            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
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                      (I.R.S. Employer Identification No.)

        70100 AXP Financial Center, Minneapolis, MN 55474, (612) 671-3131
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 H. Bernt von Ohlen - 50605 AXP Financial Center,
                     Minneapolis, MN 55474, (612) 671-7981
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            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

EXPLANATORY NOTE

The prospectuses contained in Part 1 of the Registration Statement are substantially similar and are for the same product. They reflect differences in the distribution of the products. The prospectus used by American Express Bank International (AEBI), refers to AEBI and relationship managers. The prospectus distributed by American Express Financial Adviors Inc. refers to financial advisors.

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 31 TO
                       REGISTRATION STATEMENT NO. 33-22503

Cover Page

American Express Stock Market Certificate Prospectus (used by American Express Bank International).

American Express Stock Market Certificate Prospectus (used by American Express Financial Advisors Inc.), part of the combined Prospectus filed in Post-Effective Amendment No. 32 to Registration Statement No. 2-95577, is incorporated by reference.

Part II Information

Signatures

Exhibits

                    American Express Stock Market Certificate

                            Prospectus April 27, 2005

           Potential for stock market growth with safety of principal.

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  (logo)                                                                  (logo)
  American                                                              AMERICAN
    Express(R)                                                           EXPRESS
Certificates
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You may:

o Purchase this certificate in any amount from $1,000 through $2 million on the date your term starts unless you receive prior approval from the Issuer to invest more. Additionally, the aggregate amount of your current investments in American Express Stock Market Certificate may not exceed $24 million (unless you receive prior approval from the Issuer to invest more).

o Participate in any increase of the stock market based on the S&P 500 Index while protecting your principal, up to a maximum return between __% and __%, for a 52-week term (see page 2p).

o Decide whether to choose a partial participation term in order to guarantee part of your return or whether to link all of your return to the market.

o  Keep your certificate for up to 14 successive terms.

Special rates may be offered through some distributions channels. See "Initial Interest and Participation Rates" on page 2p and "Maximum return" in "Interest" under "About the Certificate."

This certificate is available to persons who are neither citizens nor residents of the United States and to certain U.S. trusts.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This certificate is backed solely by the assets of the Issuer. To the extent you link your interest to the S&P 500 Index, you might earn no interest. See "Risk Factors" on page 2p.

AECC is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.

The distributor is not required to sell any specific amount of certificates.

Issuer:             American Express Certificate Company

                    Unit 557

                    70100 AXP Financial Center

                    Minneapolis, MN 55474

                    (800) 862-7919 (toll free)

Distributor:        American Express Financial Advisors Inc.

Selling Agent:      American Express Bank International

Initial Interest and  Participation Rates


American Express Certificate Company (the Issuer or AECC) guarantees your principal. The interest on your certificate is linked to stock market performance as measured by the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index). See "About the Certificate" for more explanation.

Here are the interest rates and market participation percentages in effect on April 27, 2005:


Maximum return        Market participation percentage    Minimum interest
     __%                          100% (full)                  None
     __%                           25% (partial)                __%

These rates may or may not have changed when you apply to purchase your certificate. For your first term, your maximum return will be between ___% and ___%. However, if you have received a special promotional rate and comply with the requirements as described in "Maximum return" in "Interest" under "About the Certificate," then your maximum return for your first term will be between ___% and ___%. Rates for later terms are set at the discretion of AECC and may differ from the rates shown here.

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2p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

RISK FACTORS

You should consider the following when investing in this certificate:

To the extent you link your interest to the S&P 500 Index, you might earn no interest. If you choose to link all of your return on this certificate to the S&P 500 Index, you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. See "Interest" under "About the Certificate."

This certificate is backed solely by the assets of the Issuer. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

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3p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Table of Contents


Initial Interest and Participation Rates              2p
Risk Factors                                          3p

About the Certificate                                 6p
Read and Keep This Prospectus                         6p
Investment Amounts                                    6p
Face Amount and Principal                             6p
Certificate Term                                      7p
Value at Maturity                                     7p
Receiving Cash During the Term                        8p
Interest                                              8p
Promotions and Pricing Flexibility                   12p
Historical Data on the S&P 500 Index                 12p
Calculation of Return                                16p
About the S&P 500 Index                              19p
Opportunities at the End of a Term                   21p

How to Invest and Withdraw Funds                     22p
Buying Your Certificate                              22p
How to Make Investments at Term End                  23p
Full and Partial Withdrawals                         23p
Transfers to Other Accounts                          24p
How to Request a Withdrawal or Transfer              24p
How to Receive Payment
   When You Withdraw Funds                           25p
Transfer of Ownership                                25p
For More Information                                 25p
Giving Instructions and Written Notification         26p

Taxes on Your Earnings                               27p
Foreign Investors                                    27p

How Your Money is Used and Protected                 30p
Invested and Guaranteed by the Issuer                30p
Regulated by Government                              30p
Backed by Our Investments                            31p
Investment Policies                                  32p


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4p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

General Information on the Issuer
   and How it Operates                               35p
Relationship Between the Issuer and
   American Express Financial Corporation            35p
Capital Structure and Certificates Issued            36p
Service Providers                                    36p
Investment Management and Services                   36p
Distribution                                         38p
Selling Agent                                        38p
Other Selling Agents                                 39p
Transfer Agent                                       40p
Custodian                                            40p
Employment of Other American Express Affiliates      40p
Conflicts of Interest                                41p
Directors and Officers                               42p
Independent Auditors                                 46p

Appendix                                             47p

Annual Financial Information                         48p
Summary of Selected
   Financial Information                               p
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations                               p

American Express Certificate Company
   Responsibility of Management                        p

Report of Ernst & Young LLP
   Independent Auditors                                p

Financial Statements                                   p

Notes to Financial Statements                          p


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5p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

About the Certificate

READ AND KEEP THIS PROSPECTUS


This prospectus describes terms and conditions of your American Express Stock Market Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to vary the terms and conditions of the American Express Stock Market Certificate from those described in the prospectus, or to bind the Issuer by any statement not in it.


This prospectus describes the American Express Stock Market Certificate distributed by American Express Financial Advisors Inc. and is offered to clients who are neither citizens nor residents of the United States and to certain U.S. trusts.

INVESTMENT AMOUNTS


You may purchase the American Express Stock Market Certificate in any amount from $1,000 through $2 million payable in U.S. currency on the date your term starts, unless you receive prior approval from AECC to invest more. Additionally, the aggregate amount of your current investments in American Express Stock Market Certificate may not exceed $24 million (unless you receive prior approval from AECC to invest more). You may also make additional lump-sum investments in any amount at the end of any term as long as on the date your term starts your investment does not exceed $2 million and the aggregate amount of your current investments in American Express Stock Market Certificate does not exceed $24 million (unless you receive prior approval from AECC to invest more).


FACE AMOUNT AND PRINCIPAL

The face amount of your certificate is the amount of your initial investment. Your principal is the value of your certificate at the beginning of each subsequent term. The Issuer guarantees your principal. It consists of the amount you actually invest plus interest credited to your account and any additional investment you make less withdrawals, penalties and any interest paid to you in cash.

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6p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

For example: Assume your initial investment (face amount) of $10,000 has earned a return of 5.00%. AECC credits interest to your account at the end of the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 prior to the beginning of the next term. Your principal for the next term will equal:

        $10,000     Face amount (initial investment)
plus        500     Interest credited to your account at the end of the term
plus          5     Interim interest (See "Interim interest" under "Interest")
minus        (0)    Interest paid to you in cash
plus      2,500     Additional investment to your certificate
minus        (0)    Withdrawals and applicable penalties
        -------
        $13,005     Principal at the beginning of the next term
        =======

CERTIFICATE TERM

Your first certificate term is a 52-week period. It begins on the Wednesday after AECC accepts your application and ends the Tuesday before the 52-week anniversary of its acceptance. AECC has complete discretion to determine whether to accept an application and sell a certificate. For example, if AECC accepts your application on a Wednesday, your first term would begin the next Wednesday. Your certificate will earn interest at the interim interest rate then in effect until the term begins. See "Interim interest" under "Interest." It will not earn any participation interest until the term begins. If you choose to continue to receive participation interest, subsequent terms are 52-week periods that begin on the Wednesday following the 14-day grace period at the end of the prior 52-week term. You may begin your next term on any Wednesday during the 14-day period by providing prior written instructions to the Issuer. If you choose to receive fixed interest, subsequent terms will be up to 52 weeks as described in "Fixed interest" under "Interest" below.

VALUE AT MATURITY

Your certificate matures after 14 terms. Then you will receive a distribution for its value. Participation terms are always 52 weeks. Fixed interest terms may be less than 52 weeks if you change to participation before the end of the 52-week period. At maturity, the value of your certificate will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties. Certain other fees may apply.

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7p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

RECEIVING CASH DURING THE TERM


If you need money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to Invest and Withdraw Funds."

INTEREST

You choose from two types of participation interest for your first term: 1) full participation, or 2) partial participation together with minimum interest. Interest earned under both of these options has an upper limit which is the maximum annual return explained below. After your first term, you may choose full or partial participation; or you may choose not to participate in any market movement and receive a fixed rate of interest.

Full participation interest: With this option:

o you participate 100% in any percentage increase in the S&P 500 Index up to the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p;

o you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term; and

o  your return is linked to stock market performance.

The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see "About the S&P 500 Index."


Partial participation and minimum interest: This option allows you to participate in a portion (market participation percentage) of any increase in the S&P 500 Index and also a rate of interest guaranteed by AECC in advance for each term (minimum interest). Your return consists of two parts:


o  a percentage of any increase in the S&P 500 Index, and

o  a rate of interest guaranteed by AECC in advance for each term.

Together, they cannot exceed the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

The market participation rate and the minimum interest rate on the date of this prospectus are listed on the inside cover under "Initial Interest and Participation Rates."

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8p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Fixed interest: After your first term, this fixed interest option allows you to stop participating in the market entirely for some period of time. A fixed interest term is 52 weeks unless you choose to start a new participation term before your 52 week term ends. You may choose to receive a fixed rate of interest for any term after the first term. During the term when you are receiving fixed interest, you can change from your fixed interest selection to again participate in the market. If you make the change from fixed interest to participation interest, your next term would begin on the Wednesday following our receipt of notice of your new selection. In this way, you may have a term (during which you would earn fixed interest) that is less than 52 weeks. You may not change from participation interest to fixed interest during a term.

Maximum return: This is the cap, or upper limit, of your return. Your total return including both participation and minimum interest for a term for which you have chosen participation interest will be limited to this maximum return percentage. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

However, AECC guarantees that, for persons who have received a special promotional rate from AECC for purchase of a Stock Market Certificate and have satisfied all the requirements, the maximum return for the initial term will be the maximum return for the special promotional rate set out on page 2p. For example, the promotional rate may require that you make a minimum investment and that you are not an existing client of AEFC, or another affiliate of AEFC. AECC or AEFC will select persons to receive the promotional rate based on a business strategy to build relationships with persons who work for particular employers or with new clients in selected market segments who AECC or AEFC believes meet threshold requirements for such factors as household income and home values. The promotional rates may be offered only to persons who both fit such a strategy and live in particular parts of the country or are affiliated with particular organizations such as an automobile club. AECC also may offer the promotional rate to active or retired AEFC employees, American Express financial advisors, their immediate families and any U.S. employee of any affiliated company of AECC.

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9p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Determining the S&P 500 Index value: The stock market closes at 3 p.m. Central time. The S&P 500 Index value is available at approximately 4:30 p.m Central time. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor's (S&P) makes minor adjustments to the closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day. In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday's closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.

Interim interest: When we accept your application, we pay interim interest to your account for the time before your first term begins. We also pay interim interest for the 14-day period between terms unless you write or call to ask us to begin your next term earlier. You may withdraw this interest in cash at any time before it becomes part of your certificate's principal without a withdrawal penalty. If it is not withdrawn, the interest will become part of your certificate's principal at the start of the next succeeding term. For example, the interest you earn between the end of the first and the beginning of the second term will become part of the principal at the start of your second term. Interim interest rates for the time before your first term begins will be within a range 50 basis points (.50%) below to 50 basis points (.50%) above the average interest rate published for 12-month certificates of deposit (CDs) in the BANK RATE MONITOR(R) (BRM), Top 25 Market Average(R). BANK RATE MONITOR and National Index are marks owned by BANKRATE.COMSM, a publication of Bankrate, Inc., N. Palm Beach, FL 33408. If the BRM Average is no longer publicly available or feasible to use, AECC may use another, similar index as a guide for setting rates.

The BRM is a weekly magazine published by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. Advertising News Service has no connection with the Issuer, AEFC or any of their affiliates.

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10p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

The BRM Top 25 Market Average(R) is an index of rates and annual effective yields offered on various length CDs by large banks and thrifts in 25 metropolitan areas. The frequency of compounding varies among the banks and thrifts. CDs in the BRM Average are government insured fixed-rate time deposits.

The BRM may be available in your local library. To obtain information or current BRM Average rates, call American Express Client Service Corporation (AECSC) in Minneapolis at the telephone numbers listed on the back cover.

Earning interest: AECC calculates, credits and compounds participation interest at the end of your certificate term. Minimum interest accrues daily and is credited and compounded at the end of your certificate term. Fixed interest accrues and is credited daily and compounds at the end of your term. Both minimum and fixed interest are calculated on a 30-day month and 360-day year basis. Interim interest accrues and is credited daily and compounds at the end of your term immediately following the period in which interim interest is credited.

Rates for future periods: After the initial term, the maximum return, market participation percentage or minimum interest rate on your certificate may be greater or less than those shown on the front of this prospectus. We review rates weekly, and have complete discretion to decide what interest rate will be declared.

To find out what your certificate's new maximum return, market participation percentage and minimum interest rate will be for your next term, please consult:

o  Your relationship manager.

o  AECSC in Minneapolis at the telephone numbers listed on the back cover.

This certificate may be available through other distributors or selling agents with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling agents by calling AECSC in Minneapolis at the telephone numbers listed on the back cover.

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11p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

PROMOTIONS AND PRICING FLEXIBILITY

The Issuer may sponsor or participate in promotions involving the certificate and its respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use products or services offered by American Express Company, or its affiliates. These promotions will generally be for a specified period of time. We also may offer different rates based on your amount invested. These rates will be within a range described in "Rates for New Purchases."

HISTORICAL DATA ON THE S&P 500 INDEX


The following chart illustrates the month-end closing values of the Index from Dec. 31, 198_ through Feb. __, 2005. The values of the S&P 500 Index are reprinted with the permission of S&P.

S&P 500 Index Values -- December 198_ to February 2005


(line chart shows closing values of the S&P for period indicated)

S&P 500 Index Average Annual Return

Beginning date         Period held         Average annual
Dec. 31,                in years               return


1994                       10               ______%
1999                        5               ______%
2003                        1               ______%


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12p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

The next chart illustrates, on a moving 52-week basis, the price return of the S&P 500 Index measured for every 52-week period beginning with the period ended Dec. 31, 198_. The price return is the percentage return for each period using month-end closing prices of the S&P 500 Index. Dividends and other distributions on the securities comprising the S&P 500 Index are not included in calculating the price return.


S&P 500 Index Values -- December 198_ to February 2005


(line chart shows 52-week Moving Price Return of the S&P in percent for period indicated) (Label of "Y" axis reads: 12-Month Return)

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13p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Using the same dates and data on price returns described above, the next graph expands on the information in the preceding chart by illustrating the number of weeks when the 52-week price return was in the range specified under each column. For example, the most common 52-week return during this time period was in the 10% range.


S&P 500 Index Values -- December 198_ to February 2005


(bar chart shows the distribution of all of the 52-week price returns of the S&P 500 for period indicated) (Label of y-axis: Occurrences)

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14p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

The last chart illustrates, on a moving weekly basis, the actual 52-week return of the Stock Market Certificate at full and partial participation compared to the price return of the S&P 500 Index.

The chart reflects the returns payable each week by AECC on any participation terms ending that week. There may be weeks in which no investor actually ends a participation term.


Actual 52-Week Return 1/3/95 to 2/__/05


(Chart shows actual returns of the certificate at full and 25% participation with the full participation generally tracking the market indexes over the period and 25% level of participation tracking at the 25% level of return subject to the maximum return in both cases).

1/96  6/96  10/96  5/97  11/97  5/98  11/98  4/99  10/99  4/00  10/00  2/01

The Stock Market Certificate was first available on Jan. 24, 1990. The performance reflects the returns on the 52-week anniversary date, falling on a Wednesday, of each of the weeks shown.

Your interest earnings are tied to the movement of the S&P 500 Index. They will be based on any increase in this Index as measured on the beginning and ending date of each 52-week term. Of course, if this Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.

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15p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

How an index has performed in the past does not indicate how the stock market or the certificate will perform in the future. There is no assurance that certificate owners will receive interest on their accounts beyond any minimum interest or fixed interest selected. The index could decline.

CALCULATION OF RETURN

The increase or decrease in the S&P 500 Index, as well as the actual return paid to you, is calculated as follows:

Rate of return on S&P 500 Index
Term ending value of S&P 500 Index                                       minus
Term beginning value of S&P 500 Index                               divided by
Term beginning value of S&P 500 Index                                   equals
Rate of return on S&P 500 Index

The actual return paid to you will depend on your interest participation selection.

For example, assume:

Term ending value of S&P 500 Index                                         940
Term beginning value of S&P 500 Index                                      900
Maximum return                                                              5%
Minimum return                                                           1.00%
Partial participation rate                                                 25%


               940    Term ending value of S&P 500 Index
minus          900    Term beginning value of S&P 500 Index
             -----
equals          40    Difference between beginning and ending values
                40    Difference between beginning and ending values
divided by     900    Term beginning value of S&P 500 Index
             -----
equals       4.44%    Percent increase - full participation return

             4.44%    Percent increase or decrease
times          25%    Partial participation rate
             -----
equals       1.11%
plus         1.00%    Minimum interest rate
             -----
equals       2.11%    Partial participation return
             -----


In both cases in the example, the return would be less than the 5% maximum.

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16p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Maximum Return and Partial Participation Minimum Rate History -- The following table illustrates the maximum annual returns and partial participation minimum rates that have been in effect since the Stock Market Certificate was introduced.

                                                 Partial
                           Maximum            participation
Start of term           annual return          minimum rate
Jan. 24, 1990               18.00%                5.00%
Feb. 5, 1992                18.00                 4.00
May 13, 1992                15.00                 4.00
Sept. 9, 1992               12.00                 3.00
Nov. 11, 1992               10.00                 2.50
Nov. 2, 1994                10.00                 2.75
April 26, 1995              12.00                 3.75
Jan. 17, 1996               10.00                 3.25
Feb. 26, 1997               10.00                 3.00
May 7, 1997                 10.00                 2.75
Oct. 8, 1997                10.00                 2.50
Dec. 16 1998                 9.00                 2.50
Feb. 2, 2000                10.00                 2.50
June 14, 2000               11.00                 2.75
Aug. 16, 2000               10.00                 2.75
Jan. 31, 2001                9.00                 2.50
Sept. 12, 2001               8.00                 2.50
Nov. 7, 2001                 8.00                 2.00
Nov. 28, 2001                6.00                 1.00
June 26, 2002                6.00                 1.25
Oct. 23, 2002                5.00                 1.25
Feb. 19, 2003                5.00                 1.00

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17p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Examples


To help you understand how this certificate works, here are some hypothetical examples. The following are three different examples of market scenarios and how they affect the certificate's return. Assume for all examples that:


o  you purchased the certificate with a $10,000 original investment,

o  the partial participation rate is 25%,


o  the minimum interest rate for partial participation is 1%,


o  the maximum total return for full and partial participation is 5%.

1. If the S&P 500 Index value rises

    Week 1/Wed                                                                      Week 52/Tues
      S&P 500                                                                          S&P 500
    Index 1,000            4% increase in the S&P 500 Index                          Index 1,040

Full participation interest              Partial participation interest and minimum interest
    $10,000      Original investment       $10,000        Original investment
    +   400      4% x $10,000              +   100        1.00% (Minimum interest rate) x $10,000
                 Participation interest    +   100        25% x 4% x $10,000 Participation interest
    -------                                -------
    $10,400      Ending balance            $10,200        Ending balance
                 (4% Total return)                        (2.00% Total return)


2. If the S&P 500 Index value falls


    Week 1/Wed                                                                      Week 52/Tues
      S&P 500                                                                          S&P 500
    Index 1,000            4% decrease in the S&P 500 Index                           Index 961

Full participation interest              Partial participation interest and minimum interest
    $10,000      Original investment       $10,000        Original investment
    +     0      Participation interest    +   100        1.00% (Minimum interest rate) x $10,000
    -------                                -------
    $10,000      Ending balance            +     0        Participation interest
                 (0% Total return)         $10,100        Ending balance
                                                          (1.00% Total return)


3. If the S&P 500 Index value rises above the maximum return for full participation


    Week 1/Wed                                                                      Week 52/Tues
      S&P 500                                                                          S&P 500
    Index 1,000            10% increase in the S&P 500 Index                         Index 1,100

Full participation interest              Partial participation interest and minimum interest
    $10,000      Original investment       $10,000        Original investment
    +   500      5% x $10,000              +   100        1.00% (Minimum interest rate) x $10,000
                 Maximum interest          +   250        25% x 10% x $10,000 Participation interest
    -------                                -------
    $10,500      Ending balance            $10,350        Ending balance
                 (5% Total return)                        (3.50% Total return)

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18p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

4. If the S&P 500 Index value rises above the maximum return for partial participation

    Week 1/Wed                                                                      Week 52/Tues
      S&P 500                                                                          S&P 500
    Index 1,000            30% increase in the S&P 500 Index                         Index 1,300
Full participation interest              Partial participation interest and minimum interest
    $10,000      Original investment       $10,000        Original investment
    +   500      5% x $10,000              +   100        1.00% (Minimum interest rate) x $10,000
                 Maximum interest          +   400        25% x 30% = 7.5%; capped at
    -------                                -------
    $10,500      Ending balance                           (5%-1%) x $10,000 Participation interest
                 (5% Total return)         $10,500        Ending balance
                                                          (5% Total return)


ABOUT THE S&P 500 INDEX

The description in this prospectus of the S&P 500 Index including its make-up, method of calculation and changes in its components are derived from publicly available information regarding the S&P 500 Index. The Issuer does not assume any responsibility for the accuracy or completeness of such information.

The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. S&P chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for the American Express Stock Market Certificate excludes dividends on the 500 stocks.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies Inc. and have been licensed for use by the Issuer. The certificate is not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the certificate or any member of the public regarding the advisability of investing in securities generally or in the certificate particularly or the ability of the S&P 500 Index to track general stock market performance.

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19p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

S&P's only relationship to the Issuer is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Issuer or the certificate. S&P has no obligation to take the needs of the Issuer or the owners of the certificate into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the certificate to be issued or in the determination or calculation of the equation by which the certificate is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the certificate.

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by the Issuer, owners of the certificate, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.


If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, the Issuer would use a comparable stock market index for determining participation interest. If this were to occur, we would send you a notice by a practical means such as correspondence (which may be electronic if you and we have so agreed) or a quarterly account statement. The notice would indicate the comparable index and give you the option to withdraw your principal without an early withdrawal penalty. If you chose early withdrawal, you would lose any interest accrued during the term.


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20p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

OPPORTUNITIES AT THE END OF A TERM

Grace period: When your certificate term ends, you have 14 days before a new term automatically begins. During this 14-day grace period you can:

o  change your interest selection,

o  add money to your certificate,

o  change your term start date,

o withdraw part or all of your money without a withdrawal penalty or loss of interest,

o  or receive your interest in cash.

By starting your new term early and waiving the 14-day grace period, you are choosing to start your next term without knowing the ending value of your current term.

Fixed interest only: The grace period does not apply if you made the change from fixed interest back to participation interest during a term as discussed in "Fixed interest" under "Interest" above. Instead, your new 52-week term will begin on the Wednesday following our receipt of your notice of your new interest selection.


New term: If you do not make changes, your certificate will continue with your current selections when the new term begins 14 days later. You will earn interim interest during this 14-day grace period. If you do not want to wait 14 days before starting your next market participation term, you must phone or send written instructions before your current term ends. You can tell us to start your next term on any Wednesday that is during the grace period and immediately following the date on which we receive your notice. Your notice may also tell us to change your interest selection, add to your certificate or withdraw part of your money. The notification that we send you at the end of the term cannot be sent before the term ends because indexing information and interest (if any) are included in the notice and are not known until the term ends. Any additional payments received during the current term will be applied at the end of the current term.


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21p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

How to Invest and Withdraw Funds

BUYING YOUR CERTIFICATE


This certificate is available only to clients who are neither citizens nor residents of the United States (or which are foreign corporations, partnerships, estates or trusts) and to U.S. trusts organized under the laws of any state in the United States, so long as the following are true in the case of such a U.S. trust:

o the trust is unconditionally revocable by the grantor or grantors (the person or persons who put the money into the trust);

o  there are no more than 10 grantors of the trust;

o  all the grantors are neither citizens nor residents of the United States;

o each grantor provides an appropriately certified Form W-8 (or approved substitute), as described under "Tax Treatment of Your Investment;"

o the trustee of the trust is a bank organized under the laws of the United States or any state in the United States; and

o  the trustee supplies AECC with appropriate tax documentation.

Your relationship manager or other selling agent representative will help you fill out and submit an application to open an account with us and purchase a certificate. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your application and received your initial investment, we will send you a confirmation showing the acceptance date, the date your term begins and the interest selection you have made detailing your market participation percentage and, if applicable, the minimum interest rate for your first term. After your term begins, we will send you notice of the value of the S&P 500 Index on the day your term began. The rates in effect on the date we accept your application are the rates that apply to your certificate. See "Purchase policies" below.


Important: When you open an account, you must provide a Form W-8 or approved substitute. See "Taxes on Your Earnings."

Purchase policies

The Issuer has complete discretion to determine whether to accept an application and sell a certificate.

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22p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

HOW TO MAKE INVESTMENTS AT TERM END


Your relationship manager or other selling agent representative will handle this transaction for you.

FULL AND PARTIAL WITHDRAWALS


You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. However:


o You can withdraw the full value of your certificate, net any applicable penalties, by giving us proper instructions. To complete these transactions, see "Two Ways to Request a Withdrawal or Transfer."


o Full and partial withdrawals of principal during a term are subject to penalties, described below.

o You may not make a partial withdrawal if it would reduce your certificate balance to less than $1,000. If you request such a withdrawal, we will contact you for revised instructions.

Penalties for withdrawal during a term: If you withdraw money during a term, you will pay a penalty of 2% of the principal withdrawn. Except to the extent your balance would be less than $1,000, this penalty will be taken from the remaining balance, not the amount withdrawn. The 2% penalty is waived upon death of the certificate owner. When this certificate is owned by a revocable trust, this penalty also is waived upon death of any grantor of the revocable trust.

When you request a full or partial withdrawal during a term, we pay you from the principal of your certificate.

Loss of interest: If you make a withdrawal at any time other than at the end of the term, you will lose any interest accrued on the withdrawal amount since we credit minimum and participation interest only at the end of a term. However, we will pay accrued fixed and interim interest to the date of the withdrawal.

Following are examples describing a $2,000 withdrawal during a term for participation and fixed interest:

Participation interest

Account balance                                                       $10,000
Interest (interest is credited at the end of the term)                      0
Withdrawal of principal                                                (2,000)
2% withdrawal penalty                                                     (40)
                                                                      -------
Balance after withdrawal                                              $ 7,960
                                                                      =======

You will forfeit any accrued interest on the withdrawal amount.

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23p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Fixed interest

Account balance                                                       $10,000
Interest credited to date                                                 100
Withdrawal of credited interest                                          (100)
Withdrawal of principal                                                (1,900)
2% withdrawal penalty (on $1,900 principal withdrawn)                     (38)
                                                                      -------
Balance after withdrawal                                              $ 8,062
                                                                      =======

Other full and partial withdrawal policies

o If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before the Issuer mails a check to you. We may mail a check earlier if the bank provides evidence that your check has cleared.

o If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).

TRANSFERS TO OTHER ACCOUNTS

You may transfer part or all of your certificate to other American Express Certificates available through your relationship manager.


HOW TO REQUEST A WITHDRAWAL  OR TRANSFER

Your relationship manager or other selling agent representative will handle this transaction for you.


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24p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

HOW TO RECEIVE PAYMENT WHEN YOU WITHDRAW FUNDS

By regular or express mail


o  Mailed to address on record; please allow seven days for mailing.

o  Payable to name(s) listed on the account.

o The express mail delivery charges you pay will vary depending on the courier you select. For a partial withdrawal leaving a remaining balance of more than $1,000, the fee will be deducted from the remaining balance. If the remaining balance is less than $1,000, or if it is a full withdrawal, we will deduct the fee from proceeds of the withdrawal.


By wire


o  Minimum wire amount: $1,000.

o  Request that money be wired to your bank.

o  Bank account must be in same ownership as the Issuer's account.

o Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your relationship manager or other selling agent representative. All registered owners must sign.

o Applicable wire charges will be deducted from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

TRANSFER OF OWNERSHIP

While this certificate is not a negotiable instrument, it may be transferred or assigned on the Issuer's records if proper written notice is received by the Issuer. Ownership may be assigned or transferred to individuals or an entity who, for U.S. tax purposes, is considered to be neither a citizen nor resident of the United States. You may also pledge the certificate to an American Express Company affiliate or to another selling agent as collateral security. Your relationship manager or other selling agent representative can help you transfer ownership.

FOR MORE INFORMATION

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your relationship manager or other selling agent representative, or call the Issuer's client service number in Minneapolis, Minnesota, listed on the back cover.

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25p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

GIVING INSTRUCTIONS AND WRITTEN NOTIFICATION

Your relationship manager or other selling agent representative will handle instructions concerning your account. Written instructions may be provided to either your representative's office or directly to the Issuer.

Proper written notice to your relationship manager or other selling agent representative or the Issuer must:

o be addressed to your relationship manager or other selling agent office or the Issuer's corporate office, in which case it must identify your relationship manager or other selling agent office,

o include your account number and sufficient information for the Issuer to carry out your request, and

o  be signed and dated by all registered owners.

The Issuer will acknowledge your written instructions. If your instructions are incomplete or unclear, you will be contacted for revised instructions.

In the absence of any other written mandate or instructions you have provided to your relationship manager or other selling agent, you may elect in writing, on your initial or any subsequent purchase application, to authorize your relationship manager or other selling agent to act upon the sole verbal instructions of any one of the named owners, and in turn to instruct the Issuer with regard to any and all actions in connection with the certificate referenced in the application as it may be modified from time to time by term changes, renewals, additions or withdrawals. The individual providing verbal instructions must be a named owner of the certificate involved. In providing such authorization you agree that the Issuer, its transfer agent, your relationship manager and other selling agents will not be liable for any loss, liability, cost or expense arising in connection with implementing such instructions, reasonably believed by the Issuer, your relationship manager or other selling agent, or their representatives, to be genuine. You may revoke such authority at any time by providing proper written notice to your relationship manager or other selling agent office.

All amounts payable to or by the Issuer in connection with this certificate are payable at the Issuer's corporate office unless you are advised otherwise.


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26p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Taxes on Your Earnings

FOREIGN INVESTORS

The U.S. Internal Revenue Service (IRS) has issued nonresident alien regulations that significantly change the withholding and reporting rules on foreign accounts. The IRS requires that nonresident alien investors certifying non-U.S. status and, if applicable, treaty eligibility, complete one of the Forms W-8.

Interest on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries.


Tax treatment of your investment: Interest paid on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien who has supplied the Issuer with one of the Forms W-8. If the certificate is treated as a contingent debt instrument (CDI), part of the earned income may be treated as a capital gain instead of portfolio interest. Form W-8 must be supplied with a permanent residence address and a current mailing address, if different. Form W-8BEN must be signed and dated by the beneficial owner, an authorized representative or officer of the beneficial owner or an agent acting under and providing us with a duly authorized power of attorney. The Issuer will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 or approved substitute. If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding.


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27p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

To help you determine the form that is appropriate for you, please note the following description of the Forms W-8:

Form W-8BEN

(Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding)


This form should be completed by any foreign persons or organizations, if they are the beneficial owner of the income, whether or not they are claiming a reduced rate of, or exemption from, withholding. Foreign persons or organizations also may be required to fill out one of the other forms that follow in lieu of the W-8BEN.


Form W-8ECI

(Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States)

This form should be completed by any foreign person or organization if they claim that the income is effectively connected with the conduct of a trade or business within the United States.

Form W-8EXP

(Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding)

This form should be completed by any foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation or government of a U.S. possession.

Form W-8IMY

(Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding)

This form should be completed by an intermediary acting as custodian, broker, nominee, trustee or executor, or other type of agent for another person.


The Form W-8 must be resupplied every four calendar years.


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28p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Joint ownership: If the account is owned jointly with one or more persons, each owner must provide a Form W-8. If the Issuer receives a Form W-9 from any of the joint owners, payment will be treated as made to a U.S. person.

Withholding taxes: If you fail to provide us with a complete Form W-8 as required above, you will be subject to 28% backup withholding on interest payments and withdrawals from certificates.


Transfers on death: If you are a nonresident alien and you die while owning a certificate, then depending on the circumstances, the Issuer generally will not act on instructions with regard to the certificate unless the Issuer first receives, at a minimum, a statement from persons the Issuer believes are knowledgeable about your estate. The statement must be satisfactory to the Issuer and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to the Issuer that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.


Trusts: If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien. Also, foreign trusts must apply for a permanent U.S. individual tax identification number
(ITIN) or an employer identification number, as appropriate for the trust.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is based on current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor about their own position.

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29p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

How Your Money Is Used and Protected

INVESTED AND GUARANTEED BY THE ISSUER


The Issuer, a wholly owned subsidiary of AEFC, issues and guarantees the American Express Stock Market Certificate. AECC is by far the largest issuer of face-amount certificates in the United States, with total assets of more than $____ billion and a net worth in excess of $____ million on Dec. 31, 2004.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o  interest to certificate owners,


o and various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc., selling agent fees to selling agents, custody fee to American Express Trust Company, and transfer agent fees to AECSC.


For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." No national rating agency rates our certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT


Because the American Express Stock Market Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. The American Express Stock Market Certificate is a face-amount certificate. It is not a bank product, an equity investment, a form of life insurance or an investment trust.

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 2004, the amortized cost of these investments exceeded the required carrying value of our outstanding


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30p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE
certificates by more than $___ million. The law requires us to use amortized cost for these regulatory purposes. Among other things, the law permits Minnesota statutes to govern qualified assets of AECC as described in Note 2 to the financial statements. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.

AECC has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by AECC). AECC also has entered into a written informal understanding with the Minnesota Commerce Department that AECC will maintain capital equal to 5% of the assets of AECC (less any loans on outstanding certificates). When computing its capital for these purposes, AECC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS


Our investments are varied and of high quality. This was the composition of AECC portfolio at Dec. 31, 200_:


Type of investment                   Net amount invested
Government agency bonds                       %
Corporate and other bonds
Mortgage loans and other loans
Cash and cash equivalents
Preferred stocks
Structured investments


At Dec. 31, 2004 about __% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3 to the financial statements.


Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 200_ schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.

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31p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

INVESTMENT POLICIES

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of the Issuer use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities

Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How Your Money is Used and Protected."


The prices of bonds generally fall as interest rates increase, and rise as interest rates decrease. The prices of a bond also fluctuate if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They experience greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, AECC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in AECC's portfolio will be rated investment grade, or in the opinion of AECC's investment advisor will be the equivalent of investment grade. Under normal circumstances, AECC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's. Securities that are subsequently downgraded in quality may continue to be held by AECC and will be sold only when AECC believes it is advantageous to do so.

As of Dec. 31, 2004, AECC held about __% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.


Purchasing securities on margin

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

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32p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Underwriting

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money

From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and not a public offering and not intended to be publicly offered.

Real estate

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of AECC, will be less than 5% of AECC's assets.

Lending securities

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of our assets.

When-issued securities

Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that

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33p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE
sufficient cash is available to meet when-issued commitments. AECC's ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect AECC's investment portfolio the same as owned securities.

Financial transactions including hedges

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. AECC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with AECC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on AECC's ability to enter into financial transactions to manage the interest rate risk associated with AECC's assets and liabilities, but AECC does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities


A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. AECC's investment adviser will follow guidelines established by the board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of AECC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, AECC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.


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34p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Restrictions

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.


General Information on the Issuer and How it Operates


RELATIONSHIP BETWEEN THE ISSUER AND AMERICAN EXPRESS FINANCIAL CORPORATION

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

The Issuer files reports on Form 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


Before the Issuer was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. The Issuer and AEFC have never failed to meet their certificate payments.

AEFC is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:


o travel related services (including American Express(R) Card and operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries including American Express Bank International) and Travelers Cheque and related services.

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35p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

CAPITAL STRUCTURE AND  CERTIFICATES ISSUED

The Issuer has authorized, has issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


As of the fiscal year ended Dec. 31, 2004, the Issuer had issued (in face amount) $__________ of installment certificates and $__________ of single payment certificates. At Dec. 31, 2004, the Issuer had issued (in face amount) $__________ of installment certificates and $__________ of single payment certificates since its inception in 1941.

SERVICE PROVIDERS

In order for AECC to engage in the business of issuing and distributing certificates and managing the assets that back the certificates it must utilize a number of service providers. AECC has entered into agreements with several entities, all of which are affiliated with AECC, to provide asset management and administrative services, distribution, transfer agent services, and custody.


INVESTMENT MANAGEMENT AND SERVICES


Under the Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:


o  providing investment research,

o  making specific investment recommendations,

o and executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

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36p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee. The fee paid to AEFC for managing and servicing bank loans is 0.35%.


Advisory and services fee computation

Included assets                                Percentage of total book value
First $250 million                                         0.750%
Next $250 million                                          0.650
Next $250 million                                          0.550
Next $250 million                                          0.500
Any amount over $1 billion                                 0.107


Advisory and services fee for the past three years

                                           Percentage of
Year                Total fees            included assets
2004                   $                       %
2003
2002

Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we pay:


o  costs incurred by us in connection with real estate and mortgages;

o  taxes;


o  brokerage commissions;


o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o  fees and expenses of our directors who are not officers or employees of AEFC;

o provision for certificate reserves (interest accrued on certificate owner accounts); and

o  expenses of customer settlements not attributable to sales function.

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37p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

DISTRIBUTION


Under the Distribution Agreement with American Express Financial Advisors Inc. (AEFAI), we pay for the distribution of this certificate by AEFAI as follows:


o 0.90% of the initial investment on the first day of the certificate's term, and

o 0.90% of the certificate's reserve at the beginning of each subsequent term,


for certificates sold through AEFAI.


This fee is not assessed to your certificate account.


For certificates paying a special promotional rate AEFAI waives its distribution fee and the selling agents waive their commissions, fees and other compensation, unless a requirement for the special promotional rate is a minimum investment of $100,000. If a special promotional rate is available for Stock Market Certificate, the minimum investment in any Stock Market Certificate purchased will be $100,000.

Total distribution fees paid to AEFAI for all series of certificates amounted to $________ during the year ended Dec. 31, 2004.


See Note 1 to financial statements regarding deferral of distribution fee expense.


AEFAI pays selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of AEFAI or the Issuer, approved these distribution agreements.

SELLING AGENT

Under the Selling Agent Agreement between AEFAI and American Express Bank International (AEBI), AEBI receives compensation for its services as a selling agent for this certificate as follows:


o AEBI receives a fee equal to 1.0% per term of the principal amount of each certificate for which AEBI is the selling agent.


AEFAI has entered into a consulting agreement with AEBI under which AEBI provides consulting services related to any selling agent agreements between AEFAI and other Edge Act corporations. For these services, AEFAI pays AEBI a fee for this certificate equal to 0.20% per term of the principal amount of each certificate for which another Edge Act corporation is the selling agent.


Such payments will be made quarterly in arrears.

These fees are not assessed to your certificate account.

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38p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

AEBI is an Edge Act corporation organized under the provisions of Section 25(a) of the Federal Reserve Act. It is a wholly owned subsidiary of American Express Bank Ltd. (AEBL). As an Edge Act corporation, AEBI is subject to the provisions of Section 25(a) of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System (the Federal Reserve). It is supervised and regulated by the Federal Reserve.


AEBI has an extensive international high net-worth client base that is serviced by a marketing staff in New York and Florida.


Although AEBI is a banking entity, the American Express Stock Market Certificate is not a bank product, nor is it backed or guaranteed by AEBI, by AEBL, or by any other bank, nor is it guaranteed or insured by the FDIC or any other federal agency. AEBI is registered where necessary as a securities broker-dealer.

OTHER SELLING AGENTS

This certificate may be sold through selling agents, under arrangements with American Express Financial Advisors Inc. at commissions of up to:

o  0.90% of the initial investment on the first day of the certificate's term;
   and

o  0.90% of the certificate's reserve at the beginning of each subsequent term.

Selling agents also may receive marketing support fees and other compensation of up to:

o 0.88% of the initial investment on the first day of the certificate's initial term: and

o  0.88% of the certificate's reserve at the beginning of each subsequent term.

These fees are not assessed to your certificate account.

In addition, AECC may pay distributors, and American Express Financial Advisors Inc. may pay selling agents, additional compensation for selling and distribution activities under certain circumstances. From time to time, AECC or American Express Financial Advisors Inc. may pay or permit other promotional incentives, in cash or credit or other compensation.

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39p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

TRANSFER AGENT

Under the Transfer Agency Agreement, AECSC, a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

CUSTODIAN

Under the Custody Agreement, American Express Trust Company (AETC), a wholly owned subsidiary of AEFC, holds AECC's assets in custody for the benefit of AECC. The agreement authorizes AETC to enter into subcustodial arrangements with other banks, and AETC has established such an arrangement with Bank of New York for custody of foreign assets. AECC pays AETC fees based on the assets held in custody for AECC as well as per transaction charges for certain types of transactions and out-of-pocket expenses.


EMPLOYMENT OF OTHER  AMERICAN EXPRESS AFFILIATES

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of federal securities laws.

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40p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

CONFLICTS OF INTEREST

AECC's activities and its reliance on affiliated service providers to conduct those activities involve a number of conflicts of interest.

Because AECC has the sole discretion to determine the features and terms of the products that it offers, including the rates of return that are paid on those products, AECC has an interest in setting those features and terms in a manner that is most favorable to AECC. These conflicts are mitigated by the fact that AECC's products compete with similar products widely offered by banks and other financial institutions. AECC's pricing philosophy is to offer rates of return that are competitive with those available through other products with similar risk and reward characteristics. AECC also has an incentive to invest its assets to produce the highest possible return. The conflicts inherent in AEFC's investment strategies are mitigated by the regulatory requirements that limit the kind of investments that AEFC can select for AECC, the oversight of AECC's board of directors, a majority of whom are independent of AECC and its affiliates, and AECC's desire to protect its business reputation.

Since the fees for the service providers are not charged directly to investors, conflicts of interest arise that may arise in connection with the provision of other services to AECC by its affiliates are less pronounced. The agreements with each of the service providers are presented to AECC's board of directors each year for renewal. In connection with the annual review, the service providers furnish to the board of directors information concerning comparable fees for the services and the profitability to AECC's affiliates of providing the services. The board's oversight of service provider fees focuses more on assuring that AECC is following sound business practices than the competitiveness of the fees and the quality of the services provided.


--------------------------------------------------------------------------------
41p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

DIRECTORS AND OFFICERS

The Issuer's sole shareholder, AEFC, elects the board of directors that oversees the Issuer's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.


We paid a total of $____________ during 2004 to directors not employed by AEFC.


Independent Board Members*
----------------------------- ------------------------------------------
Name,                         Karen M. Bohn
address,                      6620 Iroquois Trail
age                           Edina, MN 55439
                              Born in 1953


Position held with AECC       Board member since 2002
and length of service


Principal occupations         President & CEO, Galeo Group LLC;
during past five years        Independent business consultant

Other directorships           Alerus Financial Corp., Ottertail
                              Corporation, American Express Bank, FSB

Committee memberships         Audit

----------------------------- ------------------------------------------
Name,                         Rodney P. Burwell
address,                      7901 Xerxes Avenue South, Suite 201
age                           Bloomington, MN 55431
                              Born in 1939


Position held with AECC       Board member since 1999
and length of service


Principal occupations         Chairman, Xerxes Corporation
during past five years        (fiberglass storage tanks)

Other directorships           TCF Financial

Committee memberships         Audit, Dividend

----------------------------- ------------------------------------------
Name,                         Jean B. Keffeler
address,                      P.O. Box 1377
age                           Livingston, MT 59047
                              Born in 1945


Position held with AECC       Board member since 1999
and length of service


Principal occupations         Retired business executive
during past five years

Other directorships

Committee memberships         Audit
----------------------------- ------------------------------------------

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42p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

----------------------------- ------------------------------------------
Name, address, age            Thomas R. McBurney
                              4900 IDS Center
                             80 South Eighth Street
                              Minneapolis, MN 55402
                              Born in 1938


Position held with AECC       Board member since 1999
and length of service


Principal occupations         President, McBurney Management Advisors
during past five years

Other directorships           The Valspar Corporation (paints)

Committee memberships         Audit, Dividend
----------------------------- ------------------------------------------


* Mr. Burwell, Ms. Keffeler and Mr. McBurney also serve as directors of IDS Life Insurance Company of New York and American Centurion Life Assurance Company which are indirectly controlled by AEFC.

Board Member Affiliated with the AECC**
----------------------------- ------------------------------------------
Name,                         Paula R. Meyer
address,                      596 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1954

Position held with AECC       Board member and President since 1998
and length of service

Principal occupations         Senior Vice President and General
during past five years        Manager - Mutual Funds, AEFC, since
                              2002; Vice President and Managing
                              Director - American Express Funds, AEFC,
                              2000-2002


Other directorships

Committee memberships         Dividend, Investment
----------------------------- ------------------------------------------

** Interested person by reason of being an officer, director and/or employee of AEFC.

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43p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Executive Officers
----------------------------- ------------------------------------------
Name,                         Paula R. Meyer
address,                      596 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1954


Position held with AECC       Board member and President since 1998
and length of service

Principal occupations         Senior Vice President and General
during past five years        Manager - Mutual Funds, AEFC, since
                              2002; Vice President and Managing
                              Director - American Express Funds, AEFC,
                              2000-2002


Other directorships

Committee memberships         Dividend, Investment
----------------------------- ------------------------------------------
Name,                         Brian J. McGrane
address,                      807 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1971


Position held with AECC       Vice President and Chief Financial
and length of service         Officer since 2003

Principal occupations         Vice President - Lead Financial Officer
during past five years        - Asset Management Businesses, AEFC,
                              since 2003; Vice President - Lead Financial
                              Officer - Institutional and Brokerage, AEFC,
                              2002-2003; Vice President - Lead Financial Officer
                              - US Brokerage, AEFC, 2001-2002; Director,
                              Financial Standards and Accounting Policy - AEFC,
                              1999-2001


Other directorships

Committee memberships
----------------------------- ------------------------------------------


Name,                         David K. Stewart
address,                      802 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in

Position held with AECC       Vice President and Chief Accounting
and length of service         Officer since 2004

Principal occupations         Vice President - _____________, AEFC,
during past five years        since 2002; Treasurer - Lutheran
                              Brotherhood, 1985-2002

Other directorships

Committee memberships
----------------------------- ------------------------------------------


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44p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

----------------------------- ------------------------------------------
Name,                         Walter S. Berman
address,                      50115 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1942


Position held with AECC       Treasurer since 2003
and length of service


Principal occupations         Executive Vice President and Corporate
during past five years        Treasurer - American Express Company
                              (AMEX) since 2002; Chief Financial Officer - AEFA since 2001; Various senior financial positions, including Treasurer of IBM, at other companies from 1996 to 2001

Other directorships


Committee memberships         Investment

----------------------------- ------------------------------------------
Name,                         Lorraine R. Hart
address,                      53643 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1951


Position held with AECC       Vice President - Investments
and length of service


Principal occupations         Vice President - Investments
during past five years        Administration Officer, AEFC, since
                              2003; Vice President - Insurance
                          Investments, AEFC, 1989-2003

Other directorships

Committee memberships         Investment
----------------------------- ------------------------------------------
Name,                         Michelle M. Keeley
address,                      257 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1964


Position held with AECC       Vice President - Investments since 2003
and length of service


Principal occupations         Senior Vice President - Fixed Income,
during past five years        AEFC, since 2002; Managing Director,
                              Zurich Global Assets, 2000-2002;
                              Managing Director, Zurich Scudder
                             Investments, 1999-2000

Other directorships

Committee memberships         Investment
----------------------------- ------------------------------------------

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45p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

----------------------------- ------------------------------------------
Name,                         H. Bernt von Ohlen
address,                      50607 AXP Financial Center
age                           Minneapolis, MN 55474
                              Born in 1946


Position held with AECC       Vice president, General Counsel, and
and length of service         Secretary since September 2002

Principal occupations         Vice President & Group Counsel, AEFC,
during past five years        since 2000


Other directorships

Committee memberships
----------------------------- ------------------------------------------

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

AECC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

INDEPENDENT AUDITORS

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, independent auditors, Minneapolis, Minnesota have audited our financial statements at Dec. 31, 2004 and 2003 and for each of the years in the three-year period ended Dec. 31, 2004. We have included these financial statements in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and AECC.


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46p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.


Non-rated securities will be considered for investment. When assessing each non-rated security, the Issuer will consider the financial condition of the issuer or the protection afforded by the terms of the security.


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47p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Annual Financial Information

[to be inserted]

--------------------------------------------------------------------------------
48p      AMERICAN EXPRESS STOCK MARKET CERTIFICATE

Quick telephone reference

Selling Agent:   American Express Bank International

Region offices   101 East 52nd Street       (212) 415-9500
                 4th Floor
                 New York, NY 10022

                 1221 Brickell Avenue       (305) 350-7750
                 8th Floor
                 Miami, FL 33131

--------------------------------------------------------------------------------
(logo)
AMERICAN
 EXPRESS
(R)
--------------------------------------------------------------------------------

American Express
Certificate Company
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919

Distributed by
American Express
Financial Advisors Inc.

Investment Company Act File #811-00002

                                                                 S-6038 M (4/05)

The combined Prospectus containing information for American Express Stock Market Certificate (used by American Express Financial Advisors Inc.) filed in Post-Effective Amendment No. 32 to Registration Statement No. 2-95577, is incorporated by reference.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

2002          American Express Special Deposits                     9,792,888.00
2003          American Express Special Deposits                    13,341,309.00
2004          American Express Special Deposits                     8,423,210.00

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $446,326.20 in 2002, $263,897.87 in 2003 and $226,417.33 in
2004.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1. (a) Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

         2.       Not Applicable.

         3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

            (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 is incorporated herein by reference.

            (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

         4.       Not Applicable.

         5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

         6. through 9. --  None.

         10. (a)  Investment   Advisory   and   Services   Agreement   between
                  Registrant and American Express Financial Corporation dated March 6, 2002, filed electronically as Exhibit 10(a) to Post-Effective Amendment No. 51 to Registration Statement No. 2-55252, is incorporated by reference.

            (b) Depositary and Custodial Agreement dated June 23, 2004, between American Express Certificate Company and American Express Trust Company, filed electronically on or about February 18, 2005 as Exhibit 10(b) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

            (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (e) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (f) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (g) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

            (h) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (i) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

            (j) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to IDS Certificate Company's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (k) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to IDS Certificate Company's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (l) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                  America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

            (m) Letter Agreement, dated April 10, 2000, amending the Selling Agent Agreement, dated March 10, 1999, between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10(o) to Post-Effective Amendment No. 20 to Registration Statement 33-26844, is incorporated herein by reference.

            (n) Selling Dealer Agreement dated July 31, 2000 between American Express Financial Advisors Inc., and Securities America Inc. filed electronically on or about February 18, 2005 as Exhibit 10(n) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

          (o)(1)  Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (o)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriter, filed electronically on or about February 18, 2005 as Exhibit 10(o)(2) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

          (p) Letter of Representations, dated August 22, 2000, on behalf of American Express Certificate Company and American Express Client Service Corporation filed electronically as Exhibit 10(r) to Post-Effective Amendment No. 49 to Registration Statement No. 2-55252, is incorporated herein by reference.

          (q) Transfer Agency Agreement, dated December 2, 2004, between American Express Certificate Company and American Express Client Service Corporation filed electronically on or about February 18, 2005 as Exhibit 10(q) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

        11. through 22. -- None.

        23. Consent of Independent Auditors' Report to be filed by Amendment.

        24. (a) Directors' Power of Attorney dated March 3, 2004, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 31 to Registration Statement No. 2-95577 is incorporated herein by reference.


        25. through 27. -- None.

(b) The financial statement schedules for American Express Certificate Company, to be filed by Amendment.

         Item 17. Undertakings.

                  Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, and American Express Bank International, as selling agent will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by their respective agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of their respective agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 18, 2005.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                              By: /s/ Paula R. Meyer
                                              -----------------------
                                                      Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on February 18, 2005.


Signature                          Capacity

/s/ Paula R. Meyer                 President and Director
----------------------             (Principal Executive Officer)
    Paula R. Meyer

/s/ Brian J. McGrane               Vice President and Chief Financial Officer
----------------------             (Principal Financial Officer)
    Brian J. McGrane

/s/ David K. Stewart                Vice President and Controller
----------------------             (Principal Accounting Officer)
    David K. Stewart

/s/ Rodney P. Burwell*             Director
-----------------------
    Rodney P. Burwell

/s/                                Director
----------------------
    Jean B. Keffeler

/s/ Thomas R. McBurney*            Director
------------------------
    Thomas R. McBurney

/s/ Karen M. Bohn*                 Director
-------------------
    Karen M. Bohn

* Signed pursuant to Directors' Power of Attorney dated March 3, 2004, filed electronically on or about April 27, 2004 as Exhibit 24(b) to American Express Flexible Savings Certificate Post-Effective Amendment No. 31 to Registration Statement No. 2-95577, by:




/s/ Paula R. Meyer
----------------------
    Paula R. Meyer